Exhibit 99.1

3003 Tasman Drive Santa Clara, CA  95054

For release at 1:00 p.m. (PDT)	Contacts:
July 17, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(415) 512-4263

IMPORTANT NOTE: Silicon Valley Bancshares (NASDAQ: SIVB) is in the process of performing a Statement of Financial Accounting Standards No. 142 impairment test on its investment-banking subsidiary, Alliant Partners, as periodically required.  This analysis is not complete.  When the analysis is complete the results presented in this release may be subject to change.  All numbers in this release exclude any impact from the analysis and should be read with that in mind.  We will issue a final release upon conclusion of the analysis.

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES PRELIMINARY RESULTS

Rising Deposit Levels, Stellar Credit Quality and Effective Execution on Capital Plan Drive Operating Earnings

SANTA CLARA, Calif. July 17, 2003—Silicon Valley Bancshares, parent company of Silicon Valley Bank, today announced diluted, operating earnings per common share (EPS) of $0.28 for the second quarter of 2003, $0.01 above the top of guidance given last quarter of $0.23 to $0.27 per share, and $0.02 above the first quarter.  EPS were $0.26 and $0.32 in the first quarter of 2003 and second quarter of 2002, respectively.  EPS for the first six months of 2003 were $0.54.

Net income totaled $10.4 million for the quarter ended June 30, 2003, a small increase from the first quarter of 2003.  Net income in the second quarter of 2002 was $15.0 million.  Net income was $20.9 million for the first six months of 2003 compared to $28.3 million in the same period a year ago.

“We are beginning to see signs of a slow, but noticeable improvement in the economic outlook for our clients.  Both technology spending and top-tier VC investing appear to be stabilizing after two years of declines,” said Ken Wilcox, president and CEO.  “Credit quality continues to lead Silicon Valley Bancshares’ performance.  With nonperforming loans (NPLs) and net charge-offs continuing to trend downward, we have been able to reduce the provision for loan losses.  That factor, combined with an increase in fee income and holding the line on expenses, has allowed us to exceed our guidance for the second successive quarter.

“Despite these promising signs, pressure on interest rates continues to constrain our performance, and the recent cut in the Fed Funds rate will challenge earnings growth,” Wilcox said.  “However, our fundamentals remain strong and we expect our performance to show meaningful improvements over the long run.”

Second Quarter Highlights

•                  Average deposit balances of $3.1 billion remained consistent with the prior quarter, at the high end of the range of $2.9 billion to $3.2 billion experienced since the fourth quarter of

2001.  End of period balances at June 30, 2003 were $237.3 million above the period-end balances for the first quarter of 2003, and the highest since the second quarter of 2001.

•                  Credit quality continues to excel, with NPLs at 0.8 percent of total gross loans — consistent with levels for the past seven quarters.  The allowance to cover potential loan losses is at 416.8 percent of NPLs, and net charge-offs were $1.7 million or 0.3 percent of total gross loans, on an annualized basis.  The company continues to emphasize credit quality and expects that the provision will be slightly below the level of net charge-offs for the remainder of the year.

•                  On May 7, 2003, the company’s board of directors authorized an additional stock repurchase program of up to $160 million.  The program became effective immediately and replaced previously announced stock repurchase programs.  Additionally in May 2003, the company entered into a third accelerated stock repurchase (ASR) agreement, the terms of which are similar to those of the previous two ASR agreements entered into in January 2003 and November 2002.  As of June 30, 2003, approximately $113.4 million of stock had been repurchased under the May 7th program.  In the second quarter, prior to the announcement of the new program, the company purchased approximately $2.3 million of stock, bringing total repurchases for the quarter to $115.7 million.  The stock repurchases in the second quarter added $0.01 to EPS.  We expect second quarter’s repurchases to have about a $0.03 per share impact in the third quarter.  Once the full $160 million repurchase is completed, we expect it to have approximately a $0.05 impact on EPS.

•                  Alliant revenues rose $0.5 million to $4.6 million.  An increased pace of transaction closings as well as higher average fees drove second quarter revenues.  Due to the nature of the mergers and acquisitions industry, we expect Alliant revenues to continue to be volatile, but to exhibit a general upward trend over the long term.

•                  Average loans, at $1.8 billion, are relatively unchanged from the first quarter, down approximately $32.0 million.  We expect average loan balances to move slightly down in the third quarter and then move higher toward the end of the year as our later stage corporate technology efforts continue to develop.

Assets and Deposits

Total assets at $4.3 billion were up $317.5 million from March 31, 2003 and up $473.8 million from June 30, 2002.  Loans, net of unearned income, were $2.0 billion at June 30, 2003, down slightly from $2.1 billion at March 31, 2003, and up from $1.9 billion at June 30, 2002.

Average deposit balances decreased $22.4 million from the first quarter of 2003 to $3.1 billion.  Period-end total deposits increased $237.3 million from the first quarter of 2003 and increased $495.2 million from June 30, 2002.  Client funds invested in private label investment and sweep products totaled

$8.2 billion at June 30, 2003, compared with $8.1 billion at March 31, 2003, and $8.7 billion at June 30, 2002.  Average client investment fund balances decreased from $8.5 billion in the first quarter of 2003 to $8.1 billion in the second quarter of 2003.  The decline in balances resulted in a quarterly decrease in client investment fees of $0.3 million.

Income

Net interest income decreased $1.3 million from the first to the second quarter of 2003, and decreased $2.4 million from the second quarter of 2002.  The decrease in net interest income from the first quarter was due to lower investment portfolio earnings and the absence of income from the collection of non-accrual loans, which the company had experienced in the first quarter.

Net interest margin decreased to 5.5 percent in the second quarter, from 5.7 percent in the first quarter of 2003, reflecting the absence of income from collection of non-accrual loans, as well as the lower level of interest rates available to investment securities.  We expect that the most recent cut in the Fed Funds rate will cause modest margin erosion in the third quarter because a significant portion of our loans had hit their floors prior to the cut.  Also, long rates in the fixed income markets increased in reaction to the Federal Reserve’s announcement, which should partially offset the impact on the short portion of the portfolio.

Noninterest income increased slightly to a total of $17.5 million in the second quarter of 2003.  The increase resulted from higher revenues at Alliant, higher deposit fees, and smaller losses in the equity securities portfolio.  Higher first-quarter gross securities write-downs were primarily due to unusually large losses relating to venture capital funds in which the company has invested in directly or through its fund of funds.  These improvements were partially offset by lower letter of credit (LC) and foreign exchange (FX) income and the decrease in income from client warrants.  LC and FX income in the second quarter was slightly lower due to the continued impact of global political events, as well as a narrowing of spreads.  Noninterest income was $18.9 million in the second quarter of 2002.

Income from the disposition of client warrants was $1.1 million in the second quarter of 2003, higher than in any quarter of 2002.  Warrant income for the six months ended June 30, 2003 was higher than that for all of 2002.  The company continues to grow its warrant portfolio in anticipation of future returns.  Based on June 30, 2003 market valuations, the company had $1.8 million in potential pre-tax warrant gains.  The company is restricted from exercising many of these warrants until later in 2003 and 2004.  As of June 30, 2003, the company directly held 1,845 warrants in 1,359 companies, had made investments in 250 venture capital funds, and had direct equity investments in 20 companies, many of which are private.  Additionally, the company has made investments in 21 venture capital funds through its fund of funds, SVB Strategic Investors Fund, L.P., and made direct equity investments in 28 companies through its venture capital fund, Silicon Valley BancVentures, L.P.  The company is typically contractually precluded from taking steps to secure any current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.  However, because of the potential for growth, income from the disposition of client warrants is a key component of Silicon Valley Bancshares’ long-term strategy.

Write-downs and Expenses

Gross securities write-downs decreased quarter over quarter by $0.9 million.  Write-downs of the company’s equity investments, net of minority interest, totaled approximately $1.5 million in the second quarter of 2003 and $1.7 million in the first quarter of 2003.

Noninterest expense totaled $50.2 million in the second quarter of 2003, approximately the same as in the first quarter of 2003.  Noninterest expense included higher professional services fees, business development costs and furniture and equipment costs offset by lower compensation costs and occupancy costs.  The decrease in compensation expense was primarily due to lower severance expense as well as slightly reduced headcount.  Noninterest expense increased $1.2 million from the second quarter of 2002.

The company’s efficiency ratio increased from 71.4 percent in the first quarter of 2003 to 72.9 percent in the second quarter of 2003, primarily due to lower net interest income.  The efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted revenues.  Noninterest expense is adjusted to exclude costs associated with tax credit funds, minority interest, and retention and warrant incentive plans.  Revenues are adjusted to exclude income associated with minority interest, the disposition of client warrants and gains or losses related to investment securities.

Return on average equity was 8.1 percent in the second quarter of 2003, compared to 7.3 percent in the first quarter of 2003 and 9.3 percent in the second quarter of 2002.  For the second quarter of 2003, return on average assets was 1.1 percent, unchanged from the first quarter of 2003, and a decrease of 0.5 percent from the 1.6 percent in the second quarter of 2002.

Credit Quality

NPLs fell once again to $16.7 million, or 0.8 percent of total gross loans, at June 30, 2003, from $19.1 million, or 0.9 percent of gross loans, at March 31, 2003.  The company’s management of charge-offs and NPLs allowed it to reduce the allowance for loan losses to $69.5 million, or 3.5 percent of total gross loans and 416.8 percent of NPLs, at June 30, 2003.  This compares to $70.0 million, or 3.4 percent of total gross loans and 366.0 percent of NPLs, at March 31, 2003.  At June 30, 2002, the allowance for loan losses totaled $76.0 million or 4.0 percent of total gross loans and 390.8 percent of NPLs.  The company incurred $1.7 million in net charge-offs in the second quarter, representing 0.3 percent of total gross loans, on an annualized basis, consistent with the first quarter of 2003.  In the second quarter, the company recorded a $1.2 million provision for loan losses.  Gross charge-offs for the 2003 second quarter totaled $4.7 million.

Convertible Debt

In May 2003, the company successfully completed the issuance of $150 million of zero-coupon, zero-yield, five-year convertible subordinated notes.  The notes were priced at par and are convertible into common stock at an initial conversion price of $33.6277.  The company has used a portion of the net proceeds for repurchasing shares of its common stock.  The company has also used a portion of the proceeds to cover the net cost of entering into a convertible note hedge and a warrant agreement with respect to its common stock.  This arrangement limits the company’s exposure to potential dilution from conversion of the notes by raising the conversion price.  As a result of the hedge, the company will only issue incremental shares to the note holders if the price of the stock rises above $51.34.  Proceeds may also be used for general corporate purposes.

Stock Buyback Program and Stockholders’ Equity

On May 7, 2003, the company’s board of directors authorized an additional stock repurchase program of up to $160 million.  The program was effective immediately and replaced previously announced stock repurchase programs.  In conjunction with the convertible note offering, the company purchased 1.3 million shares for approximately $33.4 million.  Additionally, during the second quarter of 2003, the company entered into an accelerated stock repurchase agreement (ASR).  The terms of this ASR are substantially the same as ASR agreements entered into in January 2003 and November 2002.  (See “Item 8. Consolidated Financial Statements and Supplementary Data – Note 15 to the Consolidated Financial Statements – Common Stock Repurchases” in our 2002 Annual Report on Form 10-K, as filed with the SEC, for terms of the ASR.)

The ASR executed during the second quarter was for approximately 3.2 million shares at an initial price of $80.0 million.  The company had purchased in the open market and sold to the counterparty approximately 1.8 million shares totaling $38.7 million, leaving fewer than 1.4 million shares remaining under the forward contract obligation.  Based on the company’s stock price at the end of the second quarter of 2003, the counterparty would pay the company $1.3 million in net settlement of the contract.  However, for every dollar of change in the average price of the company’s common stock during the valuation period, the settlement would change by approximately $1.4 million.

As of June 30, 2003, the company had purchased approximately 5.2 million shares of common stock totaling $94.3 million in conjunction with the $100 million share repurchase program authorized by the Board of Directors on September 16, 2002.  The company terminated this program on commencement of the $160 million buyback program announced on May 7, 2003.

Stockholders’ equity totaled $443.2 million at June 30, 2003, a decrease of $123.0 million compared to $566.1 million at March 31, 2003.  Stockholders’ equity was reduced as a result of the company’s share repurchase programs, offset partially by the quarter’s earnings.  The company’s and Silicon Valley Bank’s capital ratios remain strong for a well-capitalized depository institution as of June 30, 2003.

Q3 Guidance

Silicon Valley Bancshares expects third quarter 2003 earnings to be between $0.27 and $0.31 per share.  The forecast assumes slightly lower average loans, stable deposits, a small decrease in net interest margin, no further changes in the Fed Funds rate, and improved returns on investment securities.  The company also expects credit quality to remain high and that additional shares will be repurchased.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions;

•                  descriptions of products, services and industry sectors;

•                  forecasts of venture capital funding levels;

•                  forecasts of future economic performance; and

•                  descriptions of assumptions underlying or relating to any of the foregoing.

In this release, we make forward-looking statements discussing our management’s expectations about:

•                  future EPS

•                  economic outlook for our clients

•                  future performance

•                  returns and growth of our warrant portfolio

•                  future Alliant Partners revenue

•                  future loan growth and yield

•                  future deposit trends

•                  future stock buybacks and the impact on future quarters EPS of the existing buybacks

•                  future investment portfolio returns

•                  client fund balance levels

•                  future provision for loan losses

•                  information technology spending

•                  future venture capital funding levels

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the third quarter 2003 targets to change include:

•                  adjustments required in the close process

•                  material changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  material changes in credit quality

•                  material changes in interest rates or market levels.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors” included in Item 7A, page 56, of our annual report on Form 10-K dated March 5, 2003.  We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform with 2003 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

This release excludes any impact from the in-process impairment test for Alliant.  If it should be determined that there is impairment, the numbers contained herein will change.

Earnings Conference Call

On July 17, 2003, the company will host a conference call at 2:00 p.m. (PDT) to discuss the 2003 second quarter financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A live Webcast can be accessed at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on

Thursday, July 17, 2003, through 5:00 p.m. (PDT), on Saturday, August 16, 2003, by dialing (800) 454-0036.  A replay of the Webcast will also be available on www.svb.com beginning Thursday, July 17, 2003.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company providing diversified financial services, has sustained its mission to provide innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology and life sciences markets, as well as the premium wine industry.  Headquartered in Santa Clara, Calif., the company offers clients financial products and services including commercial, investment, merchant and private banking, as well as value-add client services using its proprietary knowledge base.  Merger, acquisition and corporate partnering services are provided through the company’s investment banking subsidiary, Alliant Partners. More information on the company can be found at www.svb.com.

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SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF INCOME

	For the three months ended			For the six months ended
(Dollars in thousands, except per share amounts)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Interest Income:
Loans	$38,134	$37,836	$39,652	$75,970	$77,977
Investment Securities:
Taxable	8,557	10,377	11,752	18,934	25,602
Non-Taxable	1,586	1,596	1,716	3,182	3,681
Federal Funds Sold and Securities
Purchased Under Agreement to Resell	1,129	830	591	1,959	836
Total Interest Income	49,406	50,639	53,711	100,045	108,096

Interest Expense

Deposits	2,389	2,451	4,162	4,840	9,060
Other Borrowings	317	210	476	527	961
Total Interest Expense	2,706	2,661	4,638	5,367	10,021

Net Interest Income	46,700	47,978	49,073	94,678	98,075
Provision for Loan Losses	1,162	3,384	(3,207)	4,546	219
Net Interest Income After Provision for Loan Losses	45,538	44,594	52,280	90,132	97,856

Noninterest Income:
Client Investment Fees	6,034	6,332	7,774	12,366	16,412
Corporate Finance Fees	4,641	4,144	4,424	8,785	7,386
Letter of Credit and Foreign Exchange Income	3,128	3,503	3,575	6,631	7,352
Deposit Service Charges	3,245	2,876	2,294	6,121	4,530
Disposition of Client Warrants	1,051	1,962	681	3,013	807
Credit Card Fees	988	1,046	239	2,034	348
Investment Losses	(3,839)	(4,705)	(2,001)	(8,544)	(4,598)
Other	2,257	2,288	1,868	4,545	3,518
Total Noninterest Income	17,505	17,446	18,854	34,951	35,755

Noninterest Expense:
Compensation and Benefits	29,272	31,432	28,821	60,704	53,749
Net Occupancy	4,103	4,402	6,433	8,505	10,951
Professional Services	3,985	3,439	4,367	7,424	7,403
Furniture and Equipment	2,710	2,194	1,571	4,904	3,667
Business Development and Travel	2,296	1,616	1,933	3,912	4,056
Data Processing Services	1,392	1,091	918	2,483	1,783
Correspondent Bank Fees	1,094	1,040	608	2,134	1,315
Telephone	857	778	701	1,635	1,602
Tax Credit Fund Amortization	716	715	836	1,431	1,286
Postage and Supplies	632	584	792	1,216	1,575
Trust Preferred Securities Distributions	313	281	746	594	1,571
Other	2,833	2,536	1,292	5,369	3,378
Total Noninterest Expense	50,203	50,108	49,018	100,311	92,336
Minority Interest	2,765	3,479	1,397	6,244	3,237
Income Before Income Tax Expense	15,605	15,411	23,513	31,016	44,512
Income Tax Expense	5,162	4,993	8,528	10,155	16,167
Net Income	$10,443	$10,418	$14,985	$20,861	$28,345

Basic Earnings per Common Share	$0.28	$0.27	$0.33	$0.55	$0.63
Diluted Earnings per Common Share	$0.28	$0.26	$0.32	$0.54	$0.61

Return on Average Assets	1.1%	1.1%	1.6%	1.1%	1.5%
Return on Average Equity	8.1%	7.3%	9.3%	7.7%	8.9%
Efficiency Ratio	72.9%	71.4%	68.8%	72.1%	65.4%
Weighted Average Shares Outstanding	36,735,072	39,092,153	45,389,348	37,909,333	45,283,034

Weighted Average Diluted Shares Outstanding

37,802,352

39,782,783

46,974,731

38,807,400

46,772,329

SILICON VALLEY BANCSHARES
CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the six months ended
(Dollars in thousands)	June 30, 2003	March 31 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net Income	$10,443	$10,418	$14,985	$20,861	$28,345

Other Comprehensive Income, Net of Tax: Change in Unrealized Gains (Losses) on Available-For-Sale Investments:
Unrealized Holding Gains (Losses)	1,218	(1,378)	5,546	(162)	2,714
Reclassification Adjustment for Gains Included in Net Income	(703)	(1,326)	(434)	(2,027)	(514)
Other Comprehensive Income (Loss)	515	(2,704)	5,112	(2,189)	2,200
Comprehensive Income	$10,958	$7,714	$20,097	$18,672	$30,545

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED BALANCE SHEETS

(Dollars in thousands, except par value and per share amounts)	June 30, 2003	March 31, 2003	June 30, 2002

Assets:
Cash and Due from Banks	$238,202	$145,805	$231,247
Federal Funds Sold and Securities Purchased Under Agreement to Resell	305,609	353,182	154,869
Investment Securities	1,663,920	1,291,551	1,460,659
Loans:
Gross Loans	1,977,433	2,083,024	1,880,860
Unearned Income on Loans	(12,633)	(12,961)	(11,983)
Loans, Net of Unearned Income	1,964,800	2,070,063	1,868,877
Allowance for Loan Losses	(69,500)	(70,000)	(76,000)
Net Loans	1,895,300	2,000,063	1,792,877
Premises and Equipment	15,585	16,223	20,495
Goodwill	100,548	100,567	98,638
Accrued Interest Receivable and Other Assets	86,445	80,697	72,985
Total Assets	$4,305,609	$3,988,088	$3,831,770

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$1,893,707	$1,769,916	$1,533,009
NOW	55,164	38,854	50,683
Money Market	1,029,987	892,138	792,089
Time	509,526	550,186	617,398
Total Deposits	3,488,384	3,251,094	2,993,179
Short-term Borrowings	9,264	9,196	41,734
Other Liabilities	115,551	61,020	42,573
Long-term Debt	163,057	17,538	26,105
Total Liabilities	3,776,256	3,338,848	3,103,591

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities)	38,718	39,247	38,780
Minority Interest	47,481	43,857	30,556
Stockholders’ Equity:
Common Stock, $0.001 Par Value	34	39	46
Additional Paid-In Capital	1,758	69,649	196,387
Retained Earnings	431,018	487,028	451,597
Unearned Compensation	(1,839)	(2,248)	(1,062)
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-Sale Investments	12,183	11,668	11,875
Total Stockholders’ Equity	443,154	566,136	658,843
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,305,609	$3,988,088	$3,831,770
Capital Ratios:
Total Risk-Based Capital Ratio	14.4%	15.2%	18.9%
Tier 1 Risk-Based Capital Ratio	9.9%	13.9%	17.6%
Tier 1 Leverage Ratio	9.8%	13.1%	15.7%
Average Stockholders’ Equity as a Percentage of Average Assets (1)	13.2%	14.8%	16.9%
Other Period End Statistics:
Book Value per Share	$12.85	$14.56	$14.43
Full-Time Equivalent Employees	980	985	997
Common Stock Outstanding	34,490,249	38,874,487	45,654,069

(1) Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended June 30,
	2003			2002
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$345,163	$1,129	1.3%	$122,718	$591	1.9%
Investment Securities:
Taxable	1,151,524	8,557	3.0	1,438,209	11,752	3.3
Non-taxable (2)	143,506	2,440	6.8	172,165	2,640	6.2
Loans:
Commercial	1,528,983	34,557	9.1	1,477,767	35,983	9.8
Real Estate Construction and Term	104,887	1,520	5.8	104,657	1,931	7.4
Consumer and Other	190,664	2,057	4.3	142,890	1,738	4.9
Total Loans	1,824,534	38,134	8.4	1,725,314	39,652	9.2
Total Interest-Earning Assets	3,464,727	50,260	5.8	3,458,406	54,635	6.3

Cash and Due From Banks	193,709			185,545
Allowance for Loan Losses	(72,436)			(73,641)
Goodwill	100,573			97,365
Other Assets	203,991			185,860
Total Assets	$3,890,564			$3,853,535

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$26,897	31	0.5	$40,836	60	0.6
Regular Money Market Deposits	277,872	424	0.6	289,130	713	1.0
Bonus Money Market Deposits	634,365	946	0.6	611,219	1,528	1.0
Time Deposits	522,807	989	0.8	608,726	1,861	1.2
Short-term Borrowings	9,450	69	2.9	41,570	266	2.6
Long-term Debt	84,716	247	1.2	25,975	210	3.2
Total Interest-bearing Liabilities	1,556,107	2,706	0.7	1,617,456	4,638	1.2
Portion of Noninterest-bearing Funding Sources	1,908,620			1,840,950
Total Funding Sources	3,464,727	2,706	0.3	3,458,406	4,638	0.5

Noninterest-Bearing Funding Sources:
Demand Deposits	1,675,387			1,480,929
Other Liabilities	74,569			39,305
Trust Preferred Securities (3)	38,708			38,657
Minority Interest	31,821			27,821
Stockholders’ Equity	513,972			649,367
Portion Used to Fund Interest-earning Assets	(1,908,620)			(1,840,950)
Total Liabilities, Minority Interest and Stockholders’ Equity	$3,890,564			$3,853,535
Net Interest Income and Margin		$47,554	5.5%		$49,997	5.8%
Total Deposits	$3,137,328			$3,030,840

(1)    Includes average interest-bearing deposits in other financial institutions of $1,824 and $0 for the three months ended June 30, 2003 and 2002, respectively.

(2)    Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory rate of 35% in 2003 and 2002.  The tax equivalent adjustments were $854 and $924 for the three months ended June 30, 2003 and 2002, respectively.

(3)    The 8.25% annual distribution to SVB Capital I, which is a special-purpose trust formed for the purpose of issuing the trust preferred securities, is recorded as a component of noninterest expense.

SILICON VALLEY BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

CREDIT QUALITY

(Dollars in thousands)	June 30, 2003	March 31, 2003	June 30, 2002

Nonperforming Assets:
Loans Past Due 90 days or More	$—	$—	$281
Nonaccrual Loans	16,674	19,124	19,167
Total Nonperforming Assets	$16,674	$19,124	$19,448

Nonperforming Loans as a Percentage of Total Gross Loans	0.8%	0.9%	1.0%
Nonperforming Assets as a Percentage of Total Assets	0.4%	0.5%	0.5%

Allowance for Loan Losses	$69,500	$70,000	$76,000
As a Percentage of Total Gross Loans	3.5%	3.4%	4.0%
As a Percentage of Nonaccrual Loans	416.8%	366.0%	396.5%
As a Percentage of Nonperforming Loans	416.8%	366.0%	390.8%